                                        EXHIBIT 10.1

                                                                            Execution Copy
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”) is entered into as of the 30th day of April, 2008 by and among (i) BROADPOINT SECURITIES GROUP, INC. (f/k/a FIRST ALBANY COMPANIES INC.) (“Broadpoint”), a New York corporation, (ii) FA TECHNOLOGY VENTURES CORPORATION (“MgmtCo”), a Delaware corporation (iii) FA TECHNOLOGY HOLDING, LLC (“NewCo”), a Delaware limited liability company, and (iv) GEORGE C. McNAMEE, GREGORY A. HULECKI, KENNETH A. MABBS, GIRI C. SEKHAR, JOHN A. COCOCCIA and CLAIRE WADLINGTON (collectively, the “FATV Principals”) with regard to a proposed restructuring of the investment management arrangements relating to FA Technology Ventures , L.P. (“Fund II”), an existing venture capital fund managed by MgmtCo, and the formation of FA Technology Ventures III, L.P. (together with any parallel investment vehicle, “Fund III”), a new venture capital fund to be sponsored and managed by NewCo and its subsidiaries (collectively, the “Transactions”).

1.  Organization of NewCo.  NewCo has been duly formed and is wholly-owned by certain of the FATV Principals.  Broadpoint will not have an ownership interest in NewCo.

2.  Structuring Fund III.  NewCo has presented Broadpoint with a draft Confidential Private Placement Memorandum of Fund III (the “PPM”), which PPM includes the proposed terms of Fund III (including the amount of the management fee, the carried interest and related clawback obligations and certain other customary rights and obligations of the investors in Fund III and other pertinent details).  Broadpoint has reviewed and approved the PPM.  It is contemplated that, although Fund III will in many respects be structured in a manner similar to Fund II, Broadpoint and its subsidiaries will not guarantee any of the obligations of NewCo, the general partner of Fund III (“GP III”) (except for its pro-rata share of any clawback obligation as set forth in paragraph 7) or any of their affiliates under the Fund III documents.  There will also be no offset against the management fees payable by Fund III to NewCo or its subsidiaries for any investment banking, advisory, commitment, consulting, director or similar fees paid by Fund III portfolio companies to Broadpoint or its subsidiaries or other restrictions or disincentives for such portfolio companies to engage Broadpoint and its subsidiaries for investment banking or financial advisory services.

3.  Broadpoint Investment Commitment.  Subject to the execution and delivery of mutually acceptable definitive agreements governing Fund III (the “Fund III Agreements”) and definitive agreements of GP III (the “GP III Agreements” and collectively with the Fund III Agreements, the “Definitive Fund Agreements”), Broadpoint, as part of the Definitive Fund Agreements, will make a capital commitment of $10 million to Fund III at the first closing of Fund III (the “Broadpoint Commitment”), as long as the total commitments to Fund III (excluding the Broadpoint Commitment) exceed $50 million (the “Funding Threshold”) and if the Funding Threshold is not met at the First Closing of Fund III then such $10 million commitment shall be made at the closing of Fund III at which the Funding Threshold is met; provided, however, if the Funding Threshold is not met by June 30, 2009, Broadpoint’s obligation to make the Broadpoint Commitment shall terminate.  Once the Definitive Fund III Agreements have been executed by Broadpoint in respect of the Broadpoint Commitment, NewCo and its subsidiaries may disclose such commitment in their fundraising efforts for Fund III and, prior to such time (so long as Broadpoint’s obligations hereunder have not been terminated), NewCo and its subsidiaries may also disclose to potential investors in Fund III that Broadpoint and NewCo have entered into this Agreement contemplating such a commitment.  Broadpoint acknowledges that the terms of Fund III are expected to be substantially similar to those set forth in the PPM and Broadpoint acknowledges that such terms are acceptable.  The parties acknowledge that the terms of Fund III may be subject to negotiation with investors and agree that (i) Broadpoint will be entitled to “most favored nation” treatment with regard to its rights and obligations as an investor in Fund III compared to other investors (subject to customary exclusions previously approved by Broadpoint) and (ii) Broadpoint will have the right to terminate its obligation to make the Commitment if such negotiations result in changes to the terms of Fund III that Broadpoint determines in good faith to be materially adverse to its interests.

4.  Fundraising.  NewCo and its subsidiaries will be permitted to use all performance information from Fund II and venture capital investments made through Broadpoint prior to Fund II (the “FATV I Portfolio”) and due diligence materials and other books and records associated with such investments (subject to any applicable confidentiality restrictions) in preparing the PPM and other due diligence and offering materials for Fund III and any successor fund sponsored by NewCo.  It is also contemplated that Broadpoint will assist NewCo and its subsidiaries in fundraising for Fund III.  Contemporaneously herewith, NewCo shall, and Broadpoint shall cause Broadpoint Capital, Inc. or another broker-dealer subsidiary of Broadpoint (the “Broadpoint B/D”) to, execute and deliver a Placement Agent Agreement substantially in the form attached as Exhibit A hereto (the “Placement Agent Agreement”) pursuant to which, among other things, Broadpoint B/D will develop a target list of potential investors in Fund III with whom Broadpoint or its affiliates have a relationship (the “Target List”), which will be subject to NewCo’s approval, and may otherwise assist NewCo in the fundraising for Fund III.  NewCo and its subsidiaries and representatives shall comply with all applicable securities and other laws in the fundraising activities for Fund III and in the management and operation of Fund III, GP III and NewCo and Broadpoint and Broadpoint B/D shall comply with all applicable securities and other laws in their fundraising activities for Fund III.

5.  Modifications to Certain Fund II Arrangements.

(a)  Concurrent with the first closing of Fund III (the “Trigger Date”), MgmtCo will assign all of its rights and interest in the Investment Advisory Agreement between it and FATV GP LLC in respect of Fund II (the “Fund II Investment Advisory Agreement”) to NewCo and NewCo will assume all of MgmtCo’s obligations and liabilities thereunder and will indemnify Broadpoint and its affiliates (including MgmtCo) against all claims and liabilities relating to such agreement arising in respect of matters occurring after the Trigger Date.  Such assignment and assumption will be effected by execution of the Consent, Assignment and Assumption Agreement attached hereto as Exhibit B which NewCo and MgmtCo agree to execute on the Trigger Date and which NewCo agrees to use its reasonable best efforts to cause FATV GP LLC to execute as soon as practicable thereafter.  Any management fees prepaid to Broadpoint pursuant to the Fund II Investment Advisory Agreement will be pro-rated on a daily basis and any portion thereof relating to a period after the Trigger Date will be remitted to NewCo as soon as practicable after the Trigger Date.

(b)  NewCo will use reasonable efforts to terminate any existing restrictions or disincentives on portfolio companies of Fund II from engaging Broadpoint and its subsidiaries in a financial advisory or any other capacity.  Broadpoint acknowledges that there can be no assurance of success in terminating any such restrictions.

6.  Termination of the Employment of the FATV Principals.  On the Trigger Date, each of the FATV Principals will resign from MgmtCo and/or Broadpoint, as the case may be.  Both (1) the FATV Principals and (2) MgmtCo and/or Broadpoint, agree to mutually release one another from all further obligations or liabilities and not to disparage one another to any other party; provided that Broadpoint’s release of the FATV Principals shall not apply to (x) any right of recourse that Broadpoint or its affiliates may have against such FATV Principals in the event that a third party asserts a claim against Broadpoint or any affiliate based on any actions or inactions of such FATV Principals while employed by Broadpoint or any affiliate or (y) the rights of Broadpoint and its affiliates under this Agreement and the agreements referred to herein; provided, further, that the FATV Principals’ release of Broadpoint and its affiliates shall not apply to any rights (A) under any employment benefit or compensation plan of Broadpoint or MgmtCo, (B) under this Agreement and the agreements referred to herein or (C) claims for indemnification or insurance coverage for actions taken or not taken prior to the date such FATV Principals resign from MgmtCo and/or Broadpoint, as the case may be.  Broadpoint confirms that each of the FATV Principals are covered by the indemnification provisions set forth in MgmtCo’s corporate by-laws for their actions or inactions as employees of MgmtCo to the extent they meet the standard of care required for such indemnification and that the indemnification provisions set forth in such by-laws will not be amended in a manner that adversely affects the FATV Principals.

7.  Broadpoint Participation in Fund III Carried Interest.  Subject to the Broadpoint Commitment, the GP III Agreements will provide Broadpoint (or its designated subsidiary) with an equity interest in GP III entitling it to a minimum of 10% of the carried interest earned by GP III.  Broadpoint B/D will also have the right to receive an additional 1% of the carried interest earned by GP III for each $5 million of capital commitments made (and accepted by GP III) to Fund III from investors on the Target List up to a maximum of an additional 10% of the carried interest earned by GP III, it being contemplated that Broadpoint B/D will assign such equity interest or the right to receive such equity interest to Broadpoint (or its designated subsidiary).  In respect of any such equity interest, Broadpoint (or its applicable subsidiary) will be responsible for its pro-rata share of any clawback obligations and to fund its pro rata share of GP III’s obligations to invest in Fund III, in each case consistent with the obligations of the other partners or members of GP III.

8.  Funding of Expenses.

(a)  MgmtCo will continue to operate consistent with current practice (operations, staffing and expenses) for the purpose of performing its obligations under the Fund II Investment Advisory Agreement (and Broadpoint agrees to fund MgmtCo for such operations, subject to the provisions below) through the date (the “Cut-Off Date”) that is the earlier to occur of the following dates (i) the Trigger Date and (ii) December 31, 2008.  The parties expect that MgmtCo will operate consistent with a budget agreed upon by the parties attached hereto as Exhibit C, and NewCo will provide Broadpoint with monthly reports outlining actual results as compared to the budget as soon as practicable after the end of each month.  In addition, MgmtCo will provide NewCo with bridge funding for reasonable out-of-pocket legal, travel and other expenses incurred by NewCo prior to the Cut-Off Date in connection with the organization and marketing of Fund III (“Fund-Related Expenses”); consistent with the budget agreed upon by the parties attached hereto as Exhibit D, and NewCo will provide Broadpoint with monthly reports outlining actual results as compared to budget as soon as practicable after the end of each month.  It is contemplated that the expenses to be borne by MgmtCo pursuant to this Paragraph 8(a) will principally be funded out of the management fees payable to Mgmt Co under the Fund II Investment Advisory Agreement.

(b)  As soon as practicable following the Trigger Date, NewCo or Fund III shall reimburse MgmtCo for any Fund-Related Expenses funded by MgmtCo, as well as for any operating losses incurred by MgmtCo in respect of Fund II and Fund III after June 30, 2008.

9.  Use of FA Technology Name/Trademark Assignment.  Broadpoint hereby authorizes NewCo to use the name “FA Technology” as part of its corporate name, subject to Broadpoint’s right to terminate such right in the event of any breach by NewCo of any of its obligations under this Agreement, provided, however, that Broadpoint’s right to terminate NewCo’s right to use the name “FA Technology” as part of its corporate name shall lapse as of the Trigger Date.   Broadpoint hereby conveys, assigns and transfers to NewCo, effective on the Trigger Date without further action of the parties, ownership of the name “FA Technology” and any derivation thereof (the “Name Rights”, which include, without limitation, the rights to use “FA Technology Ventures” and “FATV”) along with the goodwill appurtenant thereto, and all rights Broadpoint has in the Name Rights shall automatically transfer to NewCo on the Trigger Date, including the right to seek trademark registration for “FA Technology” and to sue for past infringement, subject in each case to NewCo’s grant to Broadpoint of a limited continuing right to use certain Name Rights described below.  Broadpoint agrees to execute upon request any lawful documents and to perform any other lawful acts as may be reasonably requested by NewCo to secure fully or perfect the aforesaid assignment to NewCo, its successors, assigns, and legal representatives at its or their expense.  After the Trigger Date, Broadpoint and its affiliates shall not use the Name Rights except as follows:  (i) Broadpoint and its affiliates will continue to have the right to use the Name Rights in any description of their businesses or operations relating to the period prior to the Trigger Date or otherwise relating to their former ownership of the Name Rights and (ii) Broadpoint and its affiliates will have the right to use the name “FA Technology Ventures” in marketing materials to represent that there is a strategic relationship between Broadpoint and NewCo.  Any additional use of “FA Technology Ventures” by Broadpoint is subject to the prior written approval of NewCo (which approval shall not be unreasonably withheld).

10.  Nonsolicitation.  In consideration of the assistance contemplated to be given by Broadpoint in connection with the organization and marketing of Fund III, each FATV Principal hereby agrees: during the Non-Solicitation Restricted Period (as defined below) not to directly or indirectly (through NewCo or otherwise) solicit for employment or hire anyone who is an employee of Broadpoint or any subsidiary (other than other FATV Principals and other than Molly Mont and Cathy McBride).  For such purpose, “Non-Solicitation Restricted Period” means the period beginning on the date hereof and ending eighteen months after the Trigger Date; provided that the Non-Solicitation Period shall automatically terminate if the employment of such FATV Principal with Broadpoint and its subsidiaries is terminated without cause.

11.  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York.  Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any Federal court sitting in the County, City and State of New York.

12.  Counterpart Signatures.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

13.  Deemed to be Prepared by All Parties.  In interpreting this Agreement, it shall be deemed that it was prepared by all of the parties jointly and no ambiguity shall be resolved against any party on the premise that it or its attorneys was responsible for having drafted this Agreement or the provision at issue.

14.  Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.  Termination.  If the initial closing of Fund III has not taken place on or prior to March 31, 2009, the parties’ rights and obligations under this Agreement shall automatically terminate except as follows: (a) the non-solicitation obligations of each FATV Principal shall continue until eighteen months following any termination of such FATV Principal’s employment with MgmtCo or its subsidiaries unless such employment was involuntarily terminated by MgmtCo or such subsidiaries and in any case such non-solicitation obligations shall not apply with respect to other FATV Principals, Molly Mont or Cathy McBride and (b) upon the initial closing of any subsequent venture capital fund sponsored by NewCo or any 4 of the 6 FATV Principals prior to June 30, 2009, NewCo or such FATV Principals shall cause NewCo or such subsequent fund to reimburse Broadpoint for any Fund-Related expenses funded by Broadpoint pursuant to Paragraph 8(a).

                                    [the next page is the signature page]

    IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above written.

BROADPOINT:

BROADPOINT SECURITIES GROUP, INC.

By: /s/ Lee Fensterstock
Name: Lee Fensterstock
Title:   Chief Executive Office

                                                                                                NEWCO:

FA TECHNOLOGY HOLDING, LLC

By: /s/ Gregory A. Hulecki
Name: Gregory A. Hulecki
Title:   Member

MGMTCO:

FA TECHNOLOGY VENTURESCORPORATION

By: /s/ Lee Fensterstock
Name: Lee Fensterstock
Title:   Chief Executive Office

FATV PRINCIPALS:

/s/ George C. McNamee
GEORGE C. MCNAMEE (with respect to sections 6 and 10 only)

/s/ Gregory A. Hulecki
GREGORY A. HULECKI (with respect to sections 6 and 10 only)

/s/ Kenneth A. Mabbs
KENNETH A. MABBS (with respect to sections 6 and 10 only)

/s/ Giri C. Sekhar
GIRI C. SEKHAR (with respect to sections 6 and 10 only)

/s/ John A. Cococcia
JOHN A. COCOCCIA (with respect to sections 6 and 10 only)

/s/ Claire Wadlington
CLAIRE WADLINGTON (with respect to sections 6 and 10 only)